Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Telefax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release

Contact: Joe Ewing
(712) 277-7305
jewing@terraindustries.com

Eastman Exercises Option to Purchase Assets of
Terra Industries in Beaumont, Texas

KINGSPORT, Tenn., September 28, 2007—Eastman Chemical Company (NYSE:EMN) and Terra Industries Inc. (NYSE: TRA) announced today that Eastman has exercised its option to purchase Terra’s Beaumont, Texas assets, including methanol and ammonia production facilities. The two companies anticipate closing the sale on or before Jan. 1, 2009. Terms of the sale agreement were not disclosed.

Eastman will incorporate the assets into a previously announced $1.6 billion industrial gasification project it is developing in Beaumont. Mark Costa, senior vice president of Corporate Strategy, said Eastman will be the developer, operator, co-investor and a customer for that project. “Exercising this option brings Eastman one step closer to construction of a new gasification facility,” Costa said. “We continue to meet our targets and remain on schedule.”

Said Terra President and CEO Michael Bennett, “We’re pleased with this opportunity to divest these assets in a move that is consistent with our desire to focus on our core nitrogen business.”

Eastman Chemical Company manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is one of the world’s largest producers of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. As a Responsible Care® company, Eastman is committed to achieving the highest standards of health, safety, environmental and security performance. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2006 sales of $7.5 billion and approximately 11,000 employees. For more information about Eastman and its products, visit www.eastman.com.

Terra Industries Inc., with 2006 revenues of $1.8 billion, is a leading international producer of nitrogen products.

Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about management’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results for Terra Industries and Eastman Chemical, respectively to differ materially from those in such forward-looking statements is set forth in documents filed with the Securities and Exchange Commission by Terra Industries as to Terra and Eastman Chemical as to Eastman, respectively. Terra Industries Inc. and Eastman Chemical company undertake no obligation to publicly update or revise any of their respective forward-looking statements, whether as a result of new information, future developments or otherwise.

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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.

Eastman Contacts:
Media: CeeGee McCord
423-229-6974/ceegeemccord@eastman.com
Investors: Greg Riddle
212-835-1620/griddle@eastman.com